Exhibit 99.1
IMMEDIATE RELEASE:
KIDVILLE HOLDINGS, LLC AND LONGFOOT COMMUNICATIONS CORP. ANNOUNCE MERGER AGREEMENT.
DR. PHILLIP FROST LEADS 10 MILLION DOLLAR INVESTMENT IN KIDVILLE.
NEW YORK and MIAMI —— Kidville Holdings, LLC- operating as “Kidville” and named ‘best of’ by New York Magazine and given a five star “extraordinary” customer rating in The Lila Guide: New Parent Survival Guide- and Longfoot Communications Corp. (LGFC.OB), a publicly-traded company with no active operations, have signed a merger agreement pursuant to which Kidville will become a wholly owned subsidiary of Longfoot Communications. Following consummation of the merger, and subject to necessary stockholder approval, it is anticipated that Longfoot Communications will be renamed Kidville, Inc. (or a variation thereof) and will be headquartered in New York City. The merger is expected to close within the next sixty days, and the combined company intends thereafter to apply to list its common stock on the American Stock Exchange (AMEX).
In conjunction with the signing of the merger agreement, Dr. Phillip Frost, former Chairman and Chief Executive Officer of IVAX Corporation, and others (“Investors”), invested $10 million dollars in Kidville. Also among the Investors are (i) an entity in which Glenn L. Halpryn, President, Secretary and a director of Longfoot Communications, has an interest, (ii) Steven D. Rubin and Dr. Subbarao Uppaluri, both of whom are directors of Longfoot Communications and (iii) Dr. Jane Hsiao. Under the terms of the merger agreement, it is expected that the Investors, including Dr. Frost, and the existing stockholders of Longfoot Communications will own approximately 25% of the combined company, on a fully diluted basis, upon consummation of the merger. The Kidville members, excluding the Investors and the existing stockholders of Longfoot Communications, will own approximately 75% of Longfoot Communications following the merger. The merger is subject to customary closing conditions.
Kidville’s management team, including its co-founder, Shari Misher Stenzler, will continue to lead the company following the merger.
Says Shari Misher Stenzler, “It is very exciting to have Dr. Frost and his associates—Dr. Jane Hsiao, Steve Rubin and Dr. Rao Uppaluri as strategic investors in Kidville. The Frost investment, along with the closing of the merger with Longfoot Communications, will provide us the flexibility to expand our growth via acquisitions and new business ventures while also creating a public market for Kidville stockholders.”
Says Dr. Phillip Frost, “We are excited to be significant investors in Kidville. We believe that Kidville’s brick and mortar locations coupled with Kidville’s developing entertainment business have created a unique platform that makes Kidville well- positioned to become one of the dominant children’s brands nationwide.”

About Kidville
Named ‘Best of’ by New York Magazine, Kidville operates large, upscale facilities, catering to newborns through five-year-old children and their families. In addition to offering a wide range of developmental classes for newborns-5 year olds, including Little Maestros, Run Wiggle Paint & Giggle, Big Muscles for Little Babies, Kidville Tumblers, and Kidville University (Kidville’s Pre-School Alternative Program), Kidville also features an indoor playground, a retail boutique and the Kidville Salon. Silver Membership is free with enrollment in any Kidville class, while upgrades to Gold, Platinum and Diamond levels are also available.
Kidville also operates “Kidville Annex” locations that feature a selection of Kidville offerings.
Kidville recently announced the launch of its National Franchise Program.
The Kidville concept started when Shari Misher Stenzler, Co-Founder of London Misher Public Relations, found herself carrying her baby and stroller down a long flight of stairs for her child’s first music class. “There must be a better way,” she thought and began informally polling friends and fellow parents about their needs.
Fun and familiar geometric shapes are the design foundation for the Kidville interior space. Used with vibrant colors, the design elements encourage exploration and intuitively guide children throughout the space. This playful and cross-functional design provides the perfect setting for everything from intimate classes to “Big Blow Out” birthday parties.
Kidville Founders include Cosí co-founder Andy Stenzler, London Misher Public Relations President, Shari Misher Stenzler, tennis stars Andre Agassi and Steffi Graf, philanthropist Laurie Tisch, Emanuel and Liz Stern (HartzMountain Realty/Tribeca and SOHO Grand Hotels), Richard Chapman and Gordon Hamm (GMC Parking Chain) and Kidville President Rammy Harwood.
For more information about Kidville, please contact Shari Misher Stenzler @ London Misher Public Relations, Inc. 212-759-2800 ext 11. or shari@londonmisherpr.com.
For more information about Longfoot Communications, please contact Glenn L. Halpryn, at 305-573-4112.
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the current expectations or beliefs of Kidville’s management and are subject to a number of factors and uncertainties that could cause actual events to differ materially from those described in the forward-looking statements.

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